For more information:	Investor Relations

Joseph Cutts	JoAnn Horne
Chief Operating Officer and Chief Financial Officer	Market Street Partners
EFI	415-445-3235

650-357-3500

EFI Reports Second Quarter 2005 Results
VUTEk, Fiery Controller sales drive better than expected results;
Company sees momentum continuing in Q3

Foster City, Calif. – July 20, 2005 – EFI (Nasdaq: EFII), the world leader in digital imaging and print management solutions for commercial and enterprise printing, announced today that for the quarter ended June 30, 2005, revenue was $99.0 million. For the six months ended June 30, 2005, revenue was $181.0 million.

Pro forma net income was $8.0 million or $0.14 per diluted share in the second quarter of 2005, compared to $12.6 million or $0.21 per diluted share for the same period in 2004.

Pro forma net income was $11.8 million or $0.21 per diluted share for the six months ended 2005, compared to $24.9 million or $0.41 per diluted share for the same period in 2004.

GAAP net loss, reflecting a charge for in-process research and development and amortization of intangibles, was $33.3 million or $0.61 per diluted share in the second quarter of 2005, compared to net income of $10.1 million or $0.17 per diluted share for the same period in 2004.

GAAP net loss for the six months ended June 30, 2005 was $33.9 million or $0.63 per diluted share compared to net income of $21.1 million or $0.35 per diluted share for the same period in 2004.

Pro forma net income is computed by adjusting GAAP net income by the impact of amortization of acquisition-related intangibles, stock-based compensation and other non-recurring charges and gains.

As of June 30, 2005, the Company’s total assets were $1.01 billion, down slightly from the $1.02 billion reported as of December 31, 2004. Total liabilities as of June 30, 2005 were $367.3 million, up from the $350.3 million reported as of December 31, 2004.

“We are very pleased with the performance of our Controller business, the Professional Print Applications portfolio and the newly acquired VUTEk division in the second quarter,” said EFI CEO Guy Gecht. “The outlook for Q3 is strong, as EFI’s innovative products and industry leading print technology continue to benefit our customers as they increase their focus on efficiencies and profitability.”

Q3 Outlook

The Company also stated that it expects Q3 revenues in the range of $126 million to $128 million and pro forma earnings per share of $0.21 to $0.23. GAAP earnings are estimated to be $0.11 to $0.13 per share. Both the pro forma and the GAAP earnings estimates for Q3 include the 9.1 million shares related to the Company’s contingently convertible debt.

Reconciliation of pro forma to GAAP EPS estimates
Pro forma EPS estimate	$0.21	$0.23
Amortization of acquisition-related intangibles	$(0.15)	$(0.15)
Amortization of stock based compensation	$(0.01)	$(0.01)
Tax effect of pro forma adjustments	$0.06	$0.06
GAAP EPS estimate	$0.11	$0.13

The amortization and values of acquisition-related intangibles from the VUTEk acquisition are based on preliminary valuations and are subject to change.

EFI will discuss the company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Pro forma Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a pro forma measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Our pro forma net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from pro forma measures used by other companies. We compute pro forma net income by adjusting GAAP net income with the impact of amortization of acquisition-related intangibles, stock-based compensation and other non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

The statements, “The outlook for Q3 is strong, as EFI’s innovative products and industry leading print technology continue to benefit our customers as they increase their focus on efficiencies and profitability” and “The Company also stated that it expects Q3 revenues in the range of $126 million to $128 million and pro forma earnings per share of $0.21 to $0.23” and “GAAP earnings are estimated to be $0.11 to $0.13 per share” and “Both the pro forma and the GAAP earnings estimates for Q3 include the 9.1 million shares related to the Company’s contingently convertible debt” and the reconciliation that follows:

Reconciliation of pro forma to GAAP EPS estimates
Pro forma EPS estimate	$0.21	$0.23
Amortization of acquisition-related intangibles	$(0.15)	$(0.15)
Amortization of stock based compensation	$(0.01)	$(0.01)
Tax effect of pro forma adjustments	$0.06	$0.06
GAAP EPS estimate	$0.11	$0.13

are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Past performance is not necessarily indicative of future results. Forward-looking statements are subject to certain risks and uncertainties that could cause actual future results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) current world-wide financial/economic difficulties continue including variations in foreign exchange rates; (3) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (4) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (5) changes in the mix of products sold leads to variations in results; (6) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (7) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (8) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (9) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (10) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (11) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (12) timely and qualitative execution in the manufacturing of products may not be assured; (13) litigation involving intellectual property or other matters may cause a material impact in our results; (14) our ability to adequately service our debt; (15) our ability to successfully integrate VUTEk’s business with our own without operational disruption to their business or ours, loss of sales, unexpected costs or adverse impact on relations with customers or suppliers and (16) other risk factors listed from time to time in the Company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the section entitled “Factors That Could Adversely Affect Performance” of EFI’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics for Imaging, Inc./EFI

EFI (www.efi.com) is the world leader in digital imaging and print management solutions for commercial and enterprise printing. EFI’s award-winning technologies offer end to end, integrated document management tools from creation to print, including high fidelity color Fiery® print servers that can output up to 2000 ppm; superwide digital inkjet printers and UV and solvent inks capable of printing on flexible and rigid substrates; powerful print production workflow and management information software solutions for increased performance and cost efficiency; and an array of corporate printing solutions. EFI’s integrated solutions connect seamlessly, delivering unbeatable performance, cost savings and increased productivity. EFI maintains 25 offices worldwide.

Electronics for Imaging, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$99,036	$109,107	$181,039	$215,789
Cost of revenue	37,291	38,057	66,085	76,177

Gross profit	61,745	71,050	114,954	139,612
Operating expenses:
Research and development	27,044	27,657	53,423	54,821
Sales and marketing	18,327	20,056	35,165	39,018
General and administrative	8,177	6,778	15,670	13,411
Stock based compensation expense	594	—	594	—
Severance costs	—	—	2,685	—
In-process research and development	38,200	—	38,200	1,000
Amortization of identified intangibles and other acquisition related charges	5,286	3,533	8,462	6,995

Total operating expenses	97,628	58,024	154,199	115,245

(Loss) income from operations	(35,883)	13,026	(39,245)	24,367
Interest income and other income, net	1,953	1,457	4,472	3,220
Litigation settlements and sale of product line	—	—	—	3,052

Total other income, net	1,953	1,457	4,472	6,272

(Loss) income before income taxes	(33,930)	14,483	(34,773)	30,639
Benefit from (provision for) income taxes	653	(4,345)	838	(9,492)

Net (loss) income	$(33,277)	$10,138	$(33,935)	$21,147

Dilutive EPS calculation
Net (loss) income	$(33,277)	$10,138	$(33,935)	$21,147
After-tax adjustment of convertible debt-related costs	—	750	—	1,500

(Loss) income for purposes of computing diluted net (loss) income per share	$(33,277)	$10,888	$(33,935)	$22,647

Net (loss) income per diluted common share	$(0.61)	$0.17	$(0.63)	$0.35

Shares used in diluted per share calculation	54,143	64,630	54,055	64,853

Electronics for Imaging, Inc.
Reconciliation of Reported GAAP Net Income to Pro
forma Net Income
(in thousands, except per share data) (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net (loss) income	$(33,277)	$10,138	$(33,935)	$21,147
In-process research and development expense	38,200	—	38,200	1,000
Amortization of acquisition-related intangibles	5,286	3,533	8,462	6,995
Severance costs	—	—	2,685	—
Litigation settlements and sale of product line				(3,052)
Stock based compensation expense	594	—	594	—
Loss on securities liquidated to fund acquisition	540		540
Tax effect of pro forma adjustments	(3,323)	(1,060)	(4,763)	(1,183)

Pro forma net income	$8,020	$12,611	$11,783	$24,907
After-tax adjustment of convertible debt-related expense	749	750	1,499	1,500

Income for purposes of computing diluted pro forma net income per share	$8,769	$13,361	$13,282	$26,407

Pro forma net income per diluted common share	$0.14	$0.21	$0.21	$0.41

Shares used in per share calculation	63,700	64,630	63,471	64,853
Revenue Break-Down (in thousands) (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,

Revenue by Product	2005	2004	2005	2004
Servers	$35,743	$45,724	$70,358	$96,500
Embedded products	24,928	37,232	45,383	68,400
Wide format digital inkjet products	11,615	—	11,615	—
Professional printing applications	18,448	18,237	35,840	33,601
Miscellaneous	8,302	7,914	17,843	17,288

Total	$99,036	$109,107	$181,039	$215,789

Revenue by Geographic Area
North America	$56,442	$59,373	$104,809	$118,408
Europe	26,086	29,143	45,795	59,534
Japan	11,147	16,550	20,945	29,966
Rest of World	5,361	4,041	9,490	7,881

Total	$99,036	$109,107	$181,039	$215,789

Electronics for Imaging, Inc.
Consolidated Balance Sheets
	June 30,	December 31,
(in thousands)	2005	2004
	(unaudited)
Assets
Cash, cash equivalents and short-term investments	$391,000	$659,559
Accounts receivable, net	64,324	41,128
Inventories, net	29,006	5,529
Other current assets	31,806	22,157

Total current assets	516,136	728,373
Property and equipment, net	51,208	44,324
Restricted investments	88,580	88,580
Goodwill	180,575	73,768
Intangible assets, net	160,318	40,842
Other assets	11,037	41,990

Total assets	$1,007,854	$1,017,877

Liabilities & Stockholders’ equity
Accounts payable	$34,252	$24,286
Accrued and other liabilities	70,783	62,219
Income taxes payable	22,302	23,812

Total current liabilities	127,337	110,317
Long-term obligations	240,000	240,000

Total liabilities	367,337	350,317

Common stock	645	638
Additional paid-in capital	366,569	359,340
Treasury stock	(214,722)	(214,722)
Retained earnings	488,025	522,304

Total stockholders’ equity	640,517	667,560

Total liabilities and stockholders’ equity	$1,007,854	$1,017,877